                                                                     EXHIBIT 4.1



                  SECOND AMENDED AND RESTATED CREDIT AGREEMENT


      THIS SECOND AMENDED AND RESTATED CREDIT AGREEMENT dated as of June 28, 2001 is entered into by and among McGRATH RENTCORP, a California corporation (the "Borrower"), the banks listed on the signature pages hereof (individually a "Bank" and collectively "Banks"), and UNION BANK OF CALIFORNIA, N.A., as agent (the "Agent") for Banks.


                                    Recitals

      A. The parties hereto desire to amend and restate that certain Amended and Restated Credit Agreement dated as of June 30, 1999 by and among the Borrower, Banks and Agent, as agent for Banks (the "Existing Agreement").

      B. In consideration of the mutual covenants and agreements contained herein, the parties hereto agree to amend and restate the Existing Agreement as follows:


                                    ARTICLE 1

                                   DEFINITIONS

      1.1 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

           "Active Subsidiary" means any Subsidiary which owns any material assets or is engaged in any operations or business.

           "Adjusted Borrowing Base" means the excess, if any, of (a) the Borrowing Base over (b) Outside Debt.

           "Adjusted Net Income" means for any period of four (4) consecutive fiscal quarters, determined as of the last day of such period, the sum of (a) Net Income, (b) provision for income taxes, (c) interest expense, (d) depreciation, (e) amortization, and (f) minority interest in the Net Income of any Subsidiary, and minus minority interest in the Net Loss of any Subsidiary.

           "Affiliate" means, as to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, "control" (and the correlative terms, "controlled by" and "under common control with") shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

           "Agreement" means this Amended and Restated Credit Agreement as originally executed and as the same may from time to time be amended, supplemented or restated.

           "Applicable Law" means, with respect to any Bank at any time, the Law of any jurisdiction applicable to Loans made by such Bank to Borrower hereunder, including, without limitation, Laws prescribing the maximum rates of interest on loans and extensions of credit.

           "Applicable Margin" means the percentage to be added to a Rate Option in determining the rate of interest applicable to a Loan, as set forth in
Section 2.3 hereof.

           "Authorized Officer" means the President, or Senior Vice President, or Chief Financial Officer of Borrower.

           "Bank" means, individually, Union Bank of California, N.A., First Union National Bank, Comerica Bank - California, Bank of America, N.A., Wells Fargo Bank, N.A., and their respective successors, and such other banks as may become party to this Agreement, collectively referred to herein as "Banks."

           "Borrowing Base" means, at any time and from time to time, an amount equal to seventy-five percent (75%) of Borrower's Eligible Equipment.

           "Business Day" means any day other than a Saturday or Sunday on which national banks are generally open for business in San Francisco, California and, with respect to Eurodollar Loans, such a day on which dealings in foreign currencies and exchange are also carried on in the interbank Eurodollar market.

           "Capitalized Lease Obligations" means any and all lease obligations that, in accordance with GAAP, are required to be capitalized on the books of a lessee.

           "Commercial Account" means Borrower's deposit account number 001-201-6481 at the office of Agent.

           "Commitment" means, subject to the terms and conditions of this Agreement, and adjusted from time to time in accordance therewith, the obligation of Banks to make Loans to Borrower in the aggregate principal amount outstanding at any time not to exceed One Hundred Twenty Million Dollars ($120,000,000).

           "Commitment Fee" means the commitment fee payable by Borrower pursuant to and as provided in Section 3.7.

           "Compliance Certificate" means a certificate in the form of Exhibit "A" to be delivered to Agent in accordance with Section 7.3(c).

           "Debt" means, with respect to Borrower, the aggregate amount of, without duplication, (a) all obligations for borrowed money, including, without limitation, the Loans, and Real Property Debt, (b) all obligations evidenced by bonds, other than assessment and other special bonds associated with real property holdings, debentures, notes or other similar instruments, (c) all Capitalized Lease Obligations, (d) all obligations or liabilities of others secured by a Lien on any asset of Borrower, whether or not such obligation or liability is assumed, and (e) all obligations or liabilities of Borrower, whether direct or indirect, contingent or otherwise, with respect to the obligations or liability of another, including, without limitation, all guaranties.

           "Debt Service" means, determined as of the last day of a fiscal quarter, the sum of (a) all payments of principal on Debt (excluding any Loans) scheduled to become due or to be made during the succeeding period of four (4) consecutive quarters, (b) the amount outstanding under all Loans divided by two and one-half (2.50), and (c) the actual aggregate amount of interest on Debt (including any Loans) accrued during the period of four (4) consecutive quarters then ended.

           "Default" means any event that with the giving of notice or passage of time, or both, would be an Event of Default.

           "Dollars and $" means United States dollars or such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts in the United States.

           "EBIT" means, for any period of four (4) consecutive fiscal quarters, determined as of the last day of such period, the sum of (a) Net Income, (b) provision for income taxes, (c) interest expense, and (d) minority interest in the Net Income of any Subsidiary, and minus minority interest in the Net Loss of any Subsidiary.

           "EBITDA" means, for any period of four (4) consecutive fiscal quarters, determined as of the last day of such period, EBIT minus non-cash items of income and extraordinary income and expense, plus (a) depreciation, (b) amortization expense, and (c) other non-cash charges.

           "Effective Date" means June 28, 2001, provided that all conditions precedent specified in Section 5.1 have been satisfied and that satisfaction of such conditions precedent has been confirmed by written notice delivered by the Agent to Borrower and Banks.

           "Eligible Assignee" means (a) any Bank and any Affiliate of any Bank, and (b) any commercial bank, savings and loan association, savings bank, finance company, insurance company, mutual fund or other financial institution, fund or investor or other Person which has been approved in writing as an Eligible Assignee for purposes of this Agreement by both Agent and, unless an Event of Default has occurred and is continuing, the Borrower, as provided in Section
11.20. Notwithstanding anything to the contrary in this Agreement, in no event shall any Person that is primarily engaged in a business in competition with Borrower, or any Affiliate of such Person, be an Eligible Assignee.

           "Eligible Equipment" means equipment which is an asset of Borrower designated as "Rental Equipment, net" on Borrower's most recent financial statements, in accordance with GAAP, or any substitute for such designation, and which:

           (a) is owned by Borrower free and clear of all Liens and rights of others except Permitted Liens;

           (b) is (i) permanently located in the United States of America, and
(ii) located outside of the United States of America, provided that the net book value of equipment under clause (ii) may not exceed ten percent (10%) of the total net book value of all equipment under clauses (i) and (ii); and

           (c) is not, in the reasonable opinion of Agent, obsolete, unsalable, unfit for use or otherwise unacceptable to Agent.

           "ERISA" means the Employee Retirement Income Security Act of 1974, as the same may from time to time be amended or supplemented, including any rules or regulations issued in connection therewith and any successor statute.

           "Eurocurrency Reserve Percentage" means, with respect to each Eurodollar Period, the percentage, as prescribed by the Federal Reserve Board, for determining reserve requirements (including any marginal, supplemental or emergency reserves) applicable to Eurocurrency liabilities pursuant to Regulation D, or any other then applicable regulation of the Board of Governors which prescribes reserve requirements applicable to 'Eurocurrency liabilities,' as presently defined in Regulation D, in each case, as applicable to Agent. The Interbank Rate (Reserve Adjusted) shall be adjusted automatically on the effective date of any change in the Eurocurrency Reserve Percentage. For purposes of this definition, any Eurodollar Loans hereunder shall be deemed to be Eurocurrency liabilities. The Eurocurrency Reserve Percentage shall be conclusive and binding, absent manifest error, even if estimated or projected.

           "Eurodollar Loan" means any Loan which bears interest at a rate determined with reference to the Interbank Rate (Reserve Adjusted).

           "Eurodollar Period" means, with respect to any Eurodollar Loan, the period commencing on the date specified by Borrower in a Loan Request and ending one (1), two (2), three (3), six (6) or (if available to Banks) twelve (12) months thereafter, as specified by Borrower in such Loan Request; provided that

           (a) the first day of any Eurodollar Period shall be a Business Day;

           (b) no Eurodollar Period for any Eurodollar Loan made prior to the Termination Date shall extend beyond the Termination Date;

           (c) no Eurodollar Period shall extend beyond a date when a principal payment is due if the principal balance of the Loans after such payment will be less than the aggregate Eurodollar Loans outstanding; and

           (d) any Eurodollar Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day unless such next succeeding Business Day falls in another calendar month, in which case such Eurodollar Period shall end on the next preceding Business Day.

           "Event of Default" means an event set forth in Article 9.

           "Federal Funds Effective Rate" means, for any period, a fluctuating interest rate per annum equal for each day during such period to (a) the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the preceding Business Day) by the Federal Reserve Bank of New York; or (b) if such rate is not published for any day which is a Business Day, the average of the quotations at approximately 10:00 a.m. San Francisco time for such day on such transactions received by Agent from three (3) federal funds brokers of recognized standing selected by it.

           "Federal Reserve Board" means the Board of Governors of the Federal Reserve System or any governmental authority succeeding to its functions.

           "Funded Debt" means, as of any date of determination, the aggregate amount of Debt of Borrower as defined in clauses (a), (b) and (c) of the definition of Debt.

           "Funded Debt/EBITDA Ratio" means, as of any date of determination, the ratio of Borrower's Funded Debt as of such date, to Borrower's EBITDA for the four (4) consecutive fiscal quarter period ended most recently prior to such date.

           "Funding Date" means the date of the funding of a Loan, including the date a Loan is converted from a Loan with one Rate Option to a Loan with another Rate Option.

           "GAAP" means generally accepted accounting principles, consistently applied.

           "Governmental Agency" means (a) any international, foreign, federal, state, county or municipal government or political subdivision thereof, or (b) any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality or public body, or (c) any court or administrative tribunal.

           "Interbank Rate" means, with respect to each Eurodollar Period, the rate per annum determined by the Agent two (2) Business Days prior to the beginning of such Eurodollar Period, at which the Agent is offered deposits in dollars by major banks in the interbank eurodollar market at or about 11:00 a.m. London time, for delivery on the first day of such Eurodollar Period, in an amount and period equal to the amount of the Eurodollar Loan to be outstanding during such Eurodollar Period.

           "Interbank Rate (Reserve Adjusted)" means, with respect to any Eurodollar Loan for any Eurodollar Period, a rate per annum (rounded upwards, if necessary, to the nearest one-hundredth of one percent (1/100 of 1%)) determined pursuant to the following formula:

                                                      Interbank Rate
       Interbank Rate (Reserve Adjusted) = -----------------------------------
                                            1-Eurocurrency Reserve Percentage

           "Law" means collectively all international, foreign, federal, state and local statutes, treaties, rules, regulations, directives, ordinances, policies, orders and codes.

           "Liabilities" means the aggregate amount of all liabilities of Borrower that would, in accordance with GAAP, be required to be set forth on a balance sheet as liabilities, excluding deferred taxes.

           "Lien" means any mortgage, deed of trust, pledge, hypothecation, security interest, encumbrance, lien or charge of any kind, whether voluntarily incurred or arising by operation of law or otherwise, affecting any asset of Borrower, including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature of a security interest, and/or the filing of or agreement to give any financing statement (other than a financing statement which disclaims the existence of a security interest and states that it is filed only as a precaution) under the Uniform Commercial Code or comparable Law with respect to any asset of Borrower.

           "Loan" means a Revolving Loan or, if the context requires, the Revolving Loans.

           "Loan Documents" means, collectively, this Agreement, the Notes, and any and all other agreements, documents, instruments and certificates of any type or nature heretofore or hereafter executed or delivered by Borrower to Agent or Banks in any way relating to or in furtherance of this Agreement, and each Continuing Guaranty executed and delivered by an Active Subsidiary, in each case either as originally executed or as the same may from time to time be supplemented, modified, amended, restated or extended.

           "Loan Request" means a written request by Borrower for a Loan, substantially in the form of Exhibit "B", duly executed on Borrower's behalf and properly completed to provide all information required to be included therein.

           "Maximum Amount" means, with respect to each Loan by each Bank at any time, the maximum amount of interest which, under Applicable Law, such Bank is permitted to charge with respect to such Loan.

           "Net Income" has the meaning ascribed to it in accordance with GAAP.

           "Net Loss" has the meaning ascribed to it in accordance with GAAP.

           "Notes" means, collectively, the Revolving Notes.

           "Obligations" means all present and future obligations of every kind or nature of Borrower or at any time and from time to time owed to Agent or Banks or any one or more of them, under any one or more of the Loan Documents, whether due or to become due, matured or unmatured, liquidated or unliquidated, or contingent or non-contingent, including obligations of performance as well as obligations of payment, and including interest that accrues after the commencement of any proceeding under any debtor relief law by or against Borrower.

           "Officer's Certificate" means a certificate substantially in the form of Exhibit "C", completed and duly executed by an Authorized Officer of Borrower.

           "Outside Debt" means all Debt other than Loans and Real Property
Debt.

           "PBGC" means the Pension Benefit Guaranty Corporation.

           "Permitted Lien" has the meaning ascribed to it in Section 8.3.

           "Person" means any individual or entity.

           "Plan" means an employee pension or other benefit plan of Borrower subject to Title IV of ERISA or to which Section 412 of the Internal Revenue Code of 1954, as amended, applies, other than Borrower's Employee Stock Ownership Plan as amended in existence as of the date of this Agreement.

           "Pro Rata Share" means, with respect to each Bank, the percentage set forth next to that Bank's name as follows:

               Bank                                Pro Rata Share
               ----                                --------------
               Union Bank of
                 California, N.A.                  28.333333332%

               First Union National Bank           21.666666667%

               Bank of America, N.A.               16.666666667%

               Comerica Bank - California          16.666666667%

               Wells Fargo Bank, N.A.              16.666666667%

           "Rate Option" means one of the interest rate options available to Borrower for the Loans as provided in Section 2.3.2, which are the Interbank Rate (Reserve Adjusted) or Reference Rate.

           "Real Property Debt" means Debt which is secured by any or all of Borrower's real property holdings.

           "Reference Rate" means, at any time, Agent's floating commercial loan rate then most recently announced by Agent at San Francisco, California as its prime or reference rate. Each change in the Reference Rate shall take effect hereunder on the effective date of the change in such Reference Rate. The Reference Rate is used as a reference point for pricing certain loans. Agent may price its loans at, above or below the Reference Rate.

           "Reference Rate Loan" means any Loan which bears interest at a rate determined by reference to the Reference Rate.

           "Regulation D" means Regulation D, as at any time amended, of the Federal Reserve System, or any other regulation in substance substituted therefor.

           "Required Banks" means Banks having Pro Rata Shares at least sixty-six and two-thirds percent (66-2/3%) of the Commitment or, if the Commitment has been terminated, Banks holding at least sixty-six and two-thirds percent (66-2/3%) of the aggregate principal amount of outstanding Loans.

           "Revolving Credit Facility" means the credit accommodation provided to Borrower as more fully described in Section 2.1.

           "Revolving Loan" means an extension of credit under the Revolving Credit Facility in accordance with Section 2.1.

           "Revolving Loan Commitment Period" means the period from and including the date of this Agreement to, but not including, the Revolving Loan Termination Date.

           "Revolving Loan Termination Date" means the earlier of (a) the Termination Date, or (b) the date Banks may terminate making Loans or accelerate the due date of the Revolving Loans pursuant to the rights of Banks under
Article 9.

           "Revolving Note" means each promissory note payable to a Bank evidencing the Revolving Loans, substantially in the form set forth in Exhibit "D", with appropriate insertions.

           "Subsidiary" means any corporation at least the majority of whose securities having ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) are at the time owned by Borrower and/or one or more Subsidiaries.

           "Tangible Net Worth" means, with respect to Borrower, its assets as determined in accordance with GAAP, minus (a) Liabilities and (b) all intangible assets of Borrower, including, without limitation (i) all assets which should be classified as intangible assets (such as goodwill, patents, trademarks, copyrights, franchises, and deferred charges (including unamortized debt discount and research and development costs)), (ii) treasury stock, (iii) cash held in a sinking or other similar fund established for the purpose of redemption or other retirement of capital stock, (iv) to the extent not already deducted from total assets, reserves for depreciation, depletion, obsolescence or amortization of properties and other reserves or appropriations of retained earnings which have been or should be established in connection with the business conducted by Borrower, and
(v) any revaluation or other write-up in book value of assets subsequent to the fiscal year of Borrower last ended at the date of this Agreement.

           "Termination Date" means June 30, 2004.


      1.2 Accounting Terms; Financial Tests. All accounting terms not specifically defined in this Agreement shall be construed, and all financial data and ratios required to be submitted pursuant to this Agreement shall be prepared, in conformity with GAAP and on a consolidated basis for Borrower and its Subsidiaries except as otherwise specifically provided in this Agreement. In the event that GAAP changes during the term of this Agreement such that the financial covenants contained herein would then be calculated in a different manner or with different components, Borrower and Banks agree to amend this Agreement in such respects as are necessary to conform those covenants as criteria for evaluating Borrower's financial condition to substantially the same criteria as were effective prior to such change in GAAP.

      1.3 Exhibits and Schedules. All Exhibits and Schedules to this Agreement, either as originally existing or as the same may from time to time be supplemented, modified or amended, are incorporated herein by this reference.

      1.4 Miscellaneous Terms. All terms defined in this Agreement shall be applicable to both the singular and plural forms thereof, as the context requires. The term "or" is disjunctive; the term "and" is conjunctive. The term "shall" is mandatory; the term "may" is permissive. The term "including" is by way of example and not limitation. Terms not otherwise expressly defined herein shall have the meaning ascribed to them in the California Uniform Commercial Code, if applicable.


                                    ARTICLE 2

                                   THE CREDITS

      2.1. Revolving Loan Facility.

           2.1.1 General. Subject to the terms and conditions of this Agreement, at any time and from time to time, during the Revolving Loan Commitment Period, each Bank severally, and not jointly, according to its Pro Rata Share, agrees to make Revolving Loans to Borrower in such amounts as Borrower may request that do not exceed in the aggregate at any one time outstanding the amount of such Bank's Pro Rata Share of the lesser of the Commitment or the Adjusted Borrowing Base. Subject to the terms and conditions of this Agreement, Borrower may borrow, repay and reborrow, in whole or in part, under the Revolving Credit Facility at any time prior to the Revolving Loan Termination Date. The Revolving Loans and all amounts owing with respect thereto shall be due and payable on the Revolving Loan Termination Date. No Bank shall be responsible for any default by any other Bank in such other Bank's obligation to make a Revolving Loan hereunder, nor shall the Pro Rata Share of any Bank be increased or decreased as a result of the default by any other Bank in such other Bank's obligation to make a Revolving Loan hereunder.

           2.1.2 Revolving Notes. The Revolving Loans shall be evidenced by a Revolving Note for each Bank in the principal amount of such Bank's Pro Rata Share of the Commitment. Each Bank is hereby authorized to record the amount and type of each Revolving Loan made by such Bank and the date and the amount of each payment or prepayment of principal thereof on the schedule annexed to its Revolving Note, or on its books and records, and any such recordation shall, in the absence of manifest error, constitute prima facie evidence of the accuracy of the information so recorded; provided, however, that failure by a Bank to make any such recordation on its Revolving Note or on its books and records shall not affect any of the Obligations of Borrower under such Revolving Note or this Agreement.

      2.2. [Intentionally Omitted]

      2.3 Interest on Loans. The Loans shall bear interest at a rate per annum equal to the lesser of (a) the sum of (i) the Applicable Margin plus (ii) the Rate Option(s) specified by Borrower pursuant to a Loan Request, and (b) the Maximum Amount; provided, however, that interest on overdue payments shall bear interest in accordance with Section 2.3.3.

           2.3.1. General. Interest on the outstanding principal balance of the Loans shall accrue daily from the date of each Loan until payment in full.

           2.3.2. Rate Options and Applicable Margins. The Rate Options and Applicable Margins for Loans shall be determined based upon the type of Loan and the current Funded Debt/EBITDA Ratio, as set forth in the table below:

        Type of Loan/               Funded Debt/               Applicable Margin on
        Rate Option                 EBITDA Ratio                 Revolving Loans
        ------------                ------------               --------------------
        EURODOLLAR LOANS/        Equal to or greater                  1.45%
        INTERBANK RATE           than 2.25 to 1.00
        (RESERVE ADJUSTED):

                                 Equal to or greater                  1.30%
                                 than 1.75 to 1.00 but
                                 less than 2.25 to 1.00

                                 Equal to or greater                  1.15%
                                 than 1.25 to 1.00 but
                                 less than 1.75 to 1.00

                                 Less than 1.25 to 1.00               1.00%

        REFERENCE RATE LOANS
        /REFERENCE RATE:         [Not applicable]                     0.00%

The Applicable Margin shall be subject to reduction or increase, as applicable and as set forth in the table above, on a quarterly basis according to the performance of Borrower as measured by the Funded Debt/EBITDA Ratio for the immediately preceding fiscal quarter of Borrower. Any such increase or reduction in the Applicable Margin shall be effective on the next Business Day after receipt by Agent of the applicable financial statements and the corresponding Compliance Certificate. If the financial statements and the Compliance Certificate of Borrower setting forth the Funded Debt/EBITDA Ratio is not received by the Agent by the date required pursuant to this Agreement, the Applicable Margin shall be determined as if the Funded Debt/EBITDA Ratio exceeds
2.25 to 1.00, commencing on the date when Borrower's time to deliver such financial statements and Compliance Certificate shall have expired and continuing until such time as such financial statements and Compliance Certificate are received and any Event of Default resulting from a failure to timely deliver such financial statements or Compliance Certificate has been waived in writing by the Required Banks.

           2.3.3. Interest on Overdue Payments. Overdue payments of principal (and of interest to the extent permitted by law) on the Loans shall bear interest at a fluctuating rate per annum equal to the lesser of (i) the Reference Rate plus two percent (2%) or (ii) the Maximum Amount until such unpaid amount has been paid in full (whether before or after judgment). All interest provided for in this Section 2.3.3 shall be compounded monthly and payable on demand.

           2.3.4. Computation. Interest shall be computed for the actual number of days elapsed on the basis of a year consisting of 360 days from, and including, the first day of a Loan, but excluding, the last day thereof.

      2.4 Procedure for Loans.

           2.4.1 General. Borrower shall deliver to Agent an irrevocable Loan Request (i) no later than 10:00 a.m. San Francisco time on the proposed Funding Date of any Reference Rate Loan, and (ii) at least three (3) Business Days prior to the Revolving Loan Termination Date or the proposed Funding Date of any Eurodollar Loan. Each Loan Request shall specify:

                (a) the Funding Date of such Loan, which shall be a Business
Day;

                (b) the amount of such Loan;

                (c) the Rate Option(s) selected for such Loan; and

                (d) if applicable, the Eurodollar Period(s) therefor.

If Borrower shall fail to specify a Rate Option, such Loan shall be made as a Reference Rate Loan. If Borrower shall fail to specify a Eurodollar Period with respect to a proposed Eurodollar Loan, Borrower shall be deemed to have elected a Eurodollar Period of one (1) month's duration.

           2.4.2. Alternate Procedure. Alternatively, on any Business Day, an Authorized Officer , may give Agent telephonic notice of the proposed Loan within the notice periods, and specifying the information, required in Section 2.4.1, provided that (a) an Authorized Officer may designate any other person to provide such telephonic notice for a specific period of time by delivering to Agent by telecopy a copy of such person's authorization to give telephonic notice of the proposed Loan within the notice periods, which authorization must be signed by an Authorized Officer, and (b) such telephonic notice of the proposed Loan shall be confirmed in writing by delivery to Agent of a Loan Request signed by an Authorized Officer no later than the third day after such telephonic notice. All such telephonic notices shall be irrevocable. Neither Agent nor Bank shall incur any liability to Borrower in acting upon any such telephonic notice that Agent believes in good faith to have been given by a person duly authorized to give such notice on behalf of Borrower or for otherwise acting in good faith under this Section 2.4.2.

           2.4.3. Extensions and Conversions. Subject to the terms and conditions of this Agreement, Borrower may continue a Rate Option for any Eurodollar Loan, or convert any Loan into a different Rate Option by complying with the provisions of Section 2.4.1 or 2.4.2 in the same manner as if Borrower were requesting a new Loan; provided, however, that Eurodollar Loans may be converted without penalty only on the last day of the applicable Eurodollar Period.

           2.4.4. Minimum Amount of Revolving Loans. Loan Requests for Revolving Loans shall be in one or the other of the following minimum amounts, as the case may be, with integral multiples of Twenty-five Thousand Dollars ($25,000) in excess of such minimum amounts:

                  (a) for a Reference Rate Loan, a minimum amount of Four Hundred Thousand Dollars ($400,000); and

                  (b) for a Eurodollar Loan, a minimum amount of One Million Dollars ($1,000,000).

           2.4.5. Minimum Payment of Revolving Loans. The Company shall have the right to prepay the Revolving Loans in whole or in part in minimum principal amounts equal to at least One Hundred Thousand Dollars ($100,000) and in integral multiples of Twenty-five Thousand Dollars ($25,000) in excess of such minimum amount.

      2.5. Funding of Loans.

           (a) Promptly after receipt of a Loan Request (or telephonic notice thereof), Agent shall notify each Bank of the amount of the proposed Loan, the Pro Rata Share of such Bank, and the Rate Option and (if applicable) Eurodollar Period selected by Borrower therefor.

           (b) In the case of Revolving Loans, each Bank shall make the amount of its Loan available to Agent, in same day funds, at the office of Agent specified on the signature pages of this Agreement no later than noon San Francisco time on the Funding Date. Agent shall make the proceeds of such Loans available to Borrower on such Funding Date by causing an amount of same day funds equal to the proceeds of all such Loans received by Agent to be credited to Borrower's Commercial Account no later than 2:00 p.m. San Francisco time on the Funding Date.

      2.6. Non-Receipt of Funds by Agent. Unless the Borrower or a Bank, as the case may be, notifies Agent prior to the date on which it is scheduled to make payment to Agent of (a) in the case of a Bank, the proceeds of a Loan or (b) in the case of the Borrower, a payment of principal, interest or fees to Agent for the account of Banks, that it does not intend to make such payment, Agent may assume that such payment has been made. Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Bank or the Borrower, as the case may be, has not in fact made such payment to Agent, the recipient of such payment shall, on demand by Agent, repay to Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by Agent until the date Agent recovers such amount at a rate per annum equal to (a) in the case of repayment by a Bank, the Federal Funds Effective Rate for such day or (b) in the case of repayment by the Borrower, the interest rate applicable to the relevant Loan.

      2.7. Reduction or Termination of the Commitment. Upon not less than three Business Days' notice to the Agent at any time, and from time to time, Borrower may, at any time permanently reduce the amount of the Commitment in increments of One Million Dollars ($1,000,000) or integral multiples thereof; provided, however, that the Commitment may not be reduced to an amount less than the amount of the then outstanding Loans. Except as expressly provided in this
Section 2.7, the Commitment may not be adjusted by Borrower.

                                    ARTICLE 3

                                PAYMENTS AND FEES


      3.1. Revolving Loans.

           3.1.1. Interest. Interest accrued on each Revolving Loan shall be payable in arrears (a) if a Reference Rate Loan, monthly on the last Business Day of each calendar month, or (b) if a Eurodollar Loan, on the last day of the Eurodollar Period and, if such Eurodollar Period is in excess of three (3) months, each three (3) month anniversary of the commencement of such Eurodollar Period. Such interest payments shall commence on the first such day after the Effective Date and continue through the Revolving Loan Termination Date, on which date all accrued and unpaid interest shall be due and payable in full.

           3.1.2. Principal. If not sooner paid, the principal indebtedness evidenced by the Revolving Notes shall be due and payable as follows:

                  (a) the principal amount of each Eurodollar Loan shall be converted, extended or due and payable on the last day of the Eurodollar Period for such Loan;

                  (b) the amount, if any, by which the principal indebtedness evidenced by the Revolving Notes at any time exceeds the Commitment shall be due and payable immediately; and

                 (c) in any event, the principal indebtedness evidenced by the Revolving Notes shall be due and payable on the Revolving Loan Termination Date.

      3.2. [Intentionally Omitted]

      3.3. Optional Repayment. Any prepayment of all or any part of any Eurodollar Loan on a day other than the last day of the applicable Eurodollar Period shall be subject to Section 4.1.4, as applicable, and Borrower shall pay Banks all amounts due as therein provided.

      3.4. Mandatory Prepayments. If at any time the aggregate principal amount of the Loans outstanding exceeds the lesser of the Commitment or the Adjusted Borrowing Base, as each is then in effect, Borrower shall immediately upon demand by Agent prepay an amount equal to such excess. The provisions of Section
3.3 shall also apply to mandatory prepayments pursuant to this Section 3.4.

        3.5. Payments. All payments hereunder shall be made, irrespective of and without condition or deduction for any counterclaim, defense, recoupment or setoff, in Dollars and in immediately available funds and shall be made prior to 10:00 a.m. San Francisco time on the date of the scheduled payment to Agent at its office set forth on the signature pages of this Agreement. All payments received after 10:00 a.m. San Francisco time shall be considered to have been received the next Business Day. Any payment which falls on a non-Business Day shall be rescheduled to the next succeeding Business Day and interest shall continue to accrue to such Business Day. Agent shall promptly after receipt of each payment cause to be distributed like funds relating to the payment of principal, interest, or fees ratably to each Bank for its account, in each case to be applied in accordance with, and subject to, the terms of this Agreement,.

      3.6. Facility Fee. Borrower shall pay to Agent upon execution of this Agreement a facility fee in the amount of $180,000, to be distributed among Banks in accordance with their respective Pro Rata Shares.

      3.7. Commitment Fee. Borrower shall pay to Agent from time to time, for distribution to each Bank in proportion to that Bank's Pro Rata Share, commitment fees (the "Commitment Fee") at the rate per annum shown in the table below which corresponds to the current Funded Debt/EBITDA Ratio, applied to the average daily unused Commitment, computed for the actual number of days elapsed on the basis of a year consisting of 360 days for the period from and including the date of this Agreement to and including the Revolving Loan Termination Date, payable in arrears (i) in quarterly installments on the last Business Day of each March, June September and December commencing on the first such date to occur after the Effective Date, and (ii) on the Termination Date or the date on which the Commitment is terminated in full pursuant to Section 2.7 or Section 9.2.

                    FUNDED DEBT/                    COMMITMENT FEE
                    EBITDA RATIO                      PERCENTAGE
                    ------------                    ---------------
          Equal to or greater than 2.25 to 1.00          0.30%

          Equal to or greater than 1.75 to 1.00         0.25%
          but less than 2.25 to 1.00

          Equal to or greater than 1.25 to 1.00         0.20%
          but less than 1.75 to 1.00

          Less than 1.25 to 1.00                        0.15%

The applicable Commitment Fee percentage shall be subject to reduction or increase, as applicable and as set forth in the table above, on a quarterly basis according to the performance of Borrower as measured by the Funded Debt/EBITDA Ratio for the immediately preceding fiscal quarter of Borrower. Any such increase or reduction in the Commitment Fee percentage shall be effective on the next Business Day after receipt by Agent of the applicable financial statements and the corresponding Compliance Certificate. If the financial statements and the Compliance Certificate of Borrower setting forth the Funded Debt/EBITDA Ratio is not received by the Agent by the date required pursuant to this Agreement, the Commitment Fee percentage shall be determined as if the Funded Debt/EBITDA Ratio exceeds 2.25 to 1.00, commencing on the date when Borrower's time to deliver such financial statements and Compliance Certificate shall have expired and continuing until such time as such financial statements and Compliance Certificate are received and any Event of Default resulting from a failure to timely deliver such financial statements or Compliance Certificate has been waived in writing by the Required Banks.

      3.8. Agent's Fee. Borrower shall pay Agent, for Agent's own account, an agent fee in an amount and on the terms as mutually agreed between Agent and Borrower.


                                    ARTICLE 4

                        ADDITIONAL PROVISIONS RELATING TO
                      EURODOLLAR LOANS AND CAPITAL ADEQUACY

      4.1. Eurodollar Loans.

           4.1.1. Eurodollar Increased Cost. If, as a result of the adoption or application of any Law, or any change therein, or in the interpretation, administration or application thereof, including Regulation D, or compliance by any Bank with any request or directive (whether or not having the force of law) from any court or Governmental Agency, central bank or comparable authority or instrumentality:

                  (a) the basis of taxation of payments to any Bank of the principal of or interest on any Eurodollar Loan (other than income, franchise or similar taxes imposed on the gross or net income of a Bank) is changed;

                  (b) any reserve, special deposit, minimum capital, capital ratio or similar requirements against assets of, deposits with or for the account of, credit extended by, or Commitment of, any Bank is imposed, modified or deemed applicable; or

                  (c) any other condition affecting this Agreement, the Eurodollar Loans or Commitment is imposed on any Bank or the interbank eurodollar market;

and any Bank determines that, by reason thereof, the cost to such Bank of making or maintaining any of the Eurodollar Loans is increased, or the amount of any sum receivable by such Bank hereunder in respect of any of the Eurodollar Loans is reduced; then, Borrower shall pay to such Bank within two (2) Business Days after demand (which demand shall be accompanied by a statement setting forth the basis for the calculation thereof but only to the extent not theretofore provided to Borrower, a copy of which shall be delivered to Agent) such additional amount or amounts as will compensate such Bank for such additional cost or reduction (provided such amount has not been compensated for in the calculation of the Eurocurrency Reserve Percentage). Determinations by a Bank for purposes of this Section 4.1.1 of the additional amounts required to compensate such Bank in respect of the foregoing circumstances shall be conclusive, absent manifest error.

           4.1.2. Eurodollar Deposits Unavailable or Interest Rate Unascertainable. If any Bank determines (which determination shall be conclusive and binding on Borrower) that deposits of the necessary amount for a Eurodollar Period are not available to such Bank in the interbank Eurodollar market or that, by reason of circumstances affecting such market, adequate and reasonable means do not exist for ascertaining the Interbank Rate applicable to such Eurodollar Period, such Bank shall promptly give notice of such determination to Borrower and, thereupon, any Loan Request with respect to new Eurodollar Loan(s) previously given by Borrower and not yet borrowed or converted shall be deemed a Loan Request to make a Reference Rate Loan in the amount of the requested

Eurodollar Loan(s) and Borrower shall be obligated to convert any outstanding Eurodollar Loan(s) to Reference Rate Loans on the last day of the then current Eurodollar Period(s) with respect thereto.

           4.1.3. Changes in Law Affecting Eurodollar Loans. If at any time after the date of this Agreement due to any new Law, or any interpretation thereof by any Governmental Agency or other regulatory authority charged with the administration thereof, or for any other reason arising subsequent to the date hereof, it shall become unlawful for any Bank to fund any Eurodollar Loan which it is committed to make hereunder, the obligation of such Bank to provide Eurodollar Loans shall, upon the happening of such event, forthwith be suspended for the duration of such illegality. If any such change shall make it unlawful for any Bank to continue Eurodollar Loans previously made by it hereunder, such Bank shall, upon the happening of such event, notify Borrower stating the reasons therefor, and Borrower shall, on the earlier of (a) the last day of the then current Eurodollar Period or (b) if required by such Law or interpretation, on such date as shall be specified in such notice, convert such unlawful Eurodollar Loans to Reference Rate Loans.

           4.1.4. Eurodollar Loan Indemnity. Borrower agrees to indemnify each Bank and shall hold each Bank harmless from any loss, cost, damage or expense which such Bank may sustain or incur as a consequence of:

                  (a) any failure by Borrower to borrow, continue or convert a Eurodollar Loan on a date specified in a Loan Request;

                  (b) a payment, prepayment or conversion of a Eurodollar Loan on a day which is not the last day of the Eurodollar Period with respect thereto; and

                  (c) the acceleration of the obligations pursuant to Section 9.2, in each case including any such loss, cost, damage or expense arising from interest, fees or other charges payable by such Bank to lenders of funds obtained by it in order to make or maintain such Eurodollar Loan hereunder.

Borrower shall pay within two (2) Business Days after demand (which demand shall be accompanied by a statement setting forth such Bank's calculation thereof, a copy of which shall be delivered to Agent) the amount due hereunder. Such statement and calculation shall, in the absence of manifest error, be conclusive. This covenant shall survive termination of this Agreement and payment in full of the Notes.

      4.2. Discretion as to Manner of Funding. Notwithstanding any provision of this Agreement to the contrary, each Bank shall be entitled to fund and maintain its funding of all or any part of the Eurodollar Loans in any manner it may elect, it being understood, however, that for the purposes of this Agreement all determinations hereunder shall be made as if each Bank had actually funded and maintained each Eurodollar Loan during the Eurodollar Period for such Eurodollar Loan through the purchase of deposits having a maturity corresponding to the last day of such Eurodollar Period and bearing an interest rate equal to the Interbank Rate for such Eurodollar Period. Any Bank may, if it so elects, fulfill any commitment to make Eurodollar Loans by causing a foreign branch or affiliate to make or continue such Eurodollar Loans at no additional cost to Borrower, provided, however, that in such event such Loans shall be deemed for the purposes of this Agreement to have been made by such Bank, and the obligation of Borrower to repay such Loans shall nevertheless be to such Bank and shall be deemed held by such Bank, to the extent of such Loans, for the account of such branch or affiliate.

      4.3. Capital Adequacy. If after the date hereof, the adoption or application of any Law regarding capital adequacy of general applicability, or any change therein, or any change in the interpretation or administration thereof by any Governmental Agency, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank with any request or directive regarding capital adequacy of general applicability (whether or not having the force of law) of any such Governmental Agency, central bank or comparable agency, has or would have the effect, of reducing the rate of return on such Bank's capital to a level below that which such Bank could have achieved but for such adoption, change or compliance (taking into consideration such Bank's policies with respect to capital adequacy) by an amount deemed by such Bank to be material, then such Bank may increase the applicable interest rate(s) set forth in Section 2.3.2 above for Loans from such Bank to compensate such Bank for such reduction in its rate of return on capital. Such increase shall be effective thirty (30) days after written notice thereof to Borrower; and such notice shall be accompanied by such Bank's statement setting forth its calculations thereof, which shall, in the absence of manifest error, be conclusive.


                                    ARTICLE 5

                              CONDITIONS PRECEDENT

      5.1. Conditions to Effectiveness of this Agreement. The amendment and restatement of the Existing Agreement accomplished by this Agreement shall not become effective until the following conditions precedent have been satisfied:

           (a) Agent shall have received the following on or before the Effective Date, each dated as of the Effective Date or such earlier date as shall be acceptable to Agent, in form and substance satisfactory to Agent and (except for the Revolving Notes) in sufficient copies for each Bank.

               (i) Counterparts of this Agreement duly executed by Borrower, Agent and each of the Banks.

               (ii) Revolving Notes, duly executed by Borrower, one payable to the order of each Bank.

               (iii) a Continuing Guaranty in the form attached hereto as Exhibit "E", executed by each Active Subsidiary and Agent.

               (iv) Copies of the Articles of Incorporation and By-laws of Borrower, together with all amendments thereto, to the extent such Articles or By-laws have changed, or amendments thereto have been added, since such documents were delivered to Agent in connection with the Existing Agreement.

               (v) Copies, certified by the Secretary or an Assistant Secretary of Borrower, of its Board of Directors' resolutions (and resolutions of other bodies, if any are deemed necessary by counsel for Agent) authorizing Borrower to execute, deliver and perform this Agreement and the other Loan Documents executed or to be executed by Borrower and to consummate the transactions contemplated hereby and thereby.

               (vi) An incumbency certificate, executed by the Secretary or an Assistant Secretary of Borrower, which shall identify by name and title and bear the specimen signatures of the officers of Borrower authorized on behalf of Borrower to execute, deliver and perform this Agreement and the other Loan Documents executed or to be executed by Borrower and to consummate the transactions contemplated hereby and thereby.

               (vii) A duly completed Officer's Certificate.

               (viii) An opinion of legal counsel to Borrower and Active Subsidiary, as to their legal existence, due authorization, execution and delivery and enforceability of the Loan Documents to which each is a party, and such other matters as Agent and the Banks may reasonably request.

               (ix) Such other documents as Agent or its counsel may reasonably request.

           (b) The representations and warranties of Borrower contained in
Article 6 hereof and in the Officer's Certificate are true and correct as of the Effective Date.

           (c) Borrower shall have paid the Facility Fee to Agent for the ratable benefit of Banks, and shall have reimbursed all attorneys' fees and costs of counsel to Agent incurred in the preparation and negotiation of the Loan Documents.

      5.2. Each Loan. Banks shall not be required to make any Loan, or convert or continue any Loan unless on the applicable Funding Date:

           (a) There exists no Default or Event of Default.

           (b) The representations and warranties contained in Article 6 are true and correct as of such Funding Date, except to the extent that changes in the facts and conditions on which such representations and warranties are based are required or permitted under this Agreement.

           (c) Borrower shall have delivered a Loan Request therefor.

           (d) Borrower shall have furnished such other documents as Agent may have reasonably requested.


                                    ARTICLE 6

                   REPRESENTATIONS AND WARRANTIES OF BORROWER

      In order to induce Banks to enter into this Agreement, Borrower makes the following representations and warranties which shall survive the execution and delivery of this Agreement and the Notes, and the making of the Loans:

      6.1. Due Organization. Each of Borrower and its Active Subsidiaries is a duly organized and validly existing corporation in good standing under the laws of the jurisdiction in which it is incorporated, and is duly qualified to conduct business as a foreign corporation in all jurisdictions where the failure to do so would have a material or adverse effect on its respective business.

      6.2. Subsidiaries. Borrower has no Subsidiaries as of the date of this Agreement, except: Mobile Modular Management Corporation, Space-Co Corporation, eRentCorp.com, AskSpecs.com, Enviroplex, Inc., and eRentNetworks. Borrower has no Active Subsidiaries as of the date of this Agreement except Enviroplex, Inc.

      6.3. Requisite Power. Each of Borrower and its Active Subsidiaries has all requisite corporate powers and all governmental licenses, authorizations, consents and approvals necessary to own and operate its respective properties and to carry on its business as now conducted and as proposed to be conducted, other than such governmental licenses, authorizations, consents and approvals the absence of which will not materially or adversely effect the business, operations or conditions, financial or otherwise, of Borrower. Borrower has all requisite corporate powers to borrow the sums provided for in this Agreement, and to execute and deliver this Agreement and the Notes to which Borrower is required hereunder to be a party. The execution, delivery and performance of this Agreement and the Notes to which Borrower is required hereunder to be a party have been duly authorized by Borrower's Board of Directors and do not require any consent or approval of the stockholders of Borrower. Each Active Subsidiary has all requisite corporate power to execute and deliver its Guaranty, and the execution, delivery and performance of such Guaranty by it have been duly authorized by such Active Subsidiary's Board of Directors and do not require any consent or approval of the stockholders of such Active Subsidiary

      6.4. Binding Agreement. This Agreement has been duly executed and delivered by Borrower and constitutes, and each of the Notes when executed and delivered by Borrower will constitute, a legal, valid and binding obligation of Borrower, enforceable against it in accordance with its terms, except as the enforceability thereof may be affected by (a) bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally, (b) the availability of certain equitable remedies or limitations imposed by certain equitable principles of general applicability and (c) limitations based on statutes or on public policy limiting a Person's right to waive the benefits of statutory provisions or common law rights. Each Continuing Guaranty, when executed and delivered by an Active subsidiary, will constitute, a legal, valid and binding obligation of such Active Subsidiary, enforceable against it in accordance with its terms, except as the enforceability thereof may be affected by (a) bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally, (b) the availability of certain equitable remedies or limitations imposed by certain equitable principles of general applicability and (c) limitations based on statutes or on public policy limiting a Person's right to waive the benefits of statutory provisions or common law rights.

      6.5. Other Agreements. The execution, delivery and performance of this Agreement and the Notes will not (a) violate any provision of law or regulation (including, without limitation, Regulations X and U of the Federal Reserve Board), or any order of any governmental authority, court, arbitration board or tribunal or Articles of Incorporation or By-laws of Borrower, other than such violations which will not materially and adversely affect the business, operations or conditions, financial or otherwise, of Borrower or (b) result in the breach of, constitute a default under, contravene any provisions of, or result in the creation of any security interest, lien, charge or encumbrance upon any of the property or assets of Borrower pursuant to any indenture or agreement to which Borrower or any of its properties is bound.

      6.6. Litigation. There is no litigation, investigation or proceeding in any court or before any arbitrator or governmental regulatory commission, board, administrative agency or other governmental authority pending, or, to the knowledge of Borrower, threatened against or affecting Borrower or any Active Subsidiary or any of its respective properties, which (a) may affect the performance by Borrower of this Agreement or the Notes or any of the transactions contemplated hereby or thereby and (b) if adversely determined would have a material adverse effect on the business, operations or condition, financial or otherwise, of Borrower or any Active Subsidiary.

      6.7. Consents. No consent, license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority or agency is required in connection with the execution, delivery and performance by Borrower of this Agreement or the Notes or the transactions contemplated hereby or thereby (except for standard disclosure requirements of federal securities laws and regulations).

      6.8. Financials. The audited consolidated financial statement of Borrower as of December 31, 2000, for the fiscal year ended on such date and the unaudited consolidated financial statement of Borrower as of March 31, 2001 for the three (3) months ended on such date, copies of which have been heretofore delivered to the Banks, are true, complete and correct and fairly present the financial condition of Borrower as of such dates and the results of its operations for the periods then ended. The aforementioned financial statements have been prepared in accordance with GAAP applied on a consistent basis. There has been no material adverse change in the business, operations or condition, financial or otherwise, of Borrower, since the date of such financial statements. As of the date thereof, Borrower does not have any material liabilities, direct or contingent, except as disclosed in the aforementioned financial statements.

      6.9. Use of Proceeds. The proceeds of the Loans shall be used by Borrower for general corporate purposes.

      6.10. Regulation U. Borrower is not engaged principally, or as one of its principal activities in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations G, T, U or X of the Federal Reserve Board). No part of the proceeds of the Loans will be used by Borrower to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock.

      6.11. ERISA. Borrower is in compliance in all material aspects with all applicable provisions of ERISA and the regulations and published interpretations thereunder. If Borrower has a Plan, no Reportable Event (as defined in ERISA) has occurred with respect to any such Plan nor are there any unfunded vested liabilities thereunder; Borrower has met its minimum funding requirements under ERISA with respect to each such Plan and has not incurred any material liability to the PBGC in connection with any such Plan.

      6.12. Tax Returns. All tax returns required to be filed by Borrower and each Subsidiary which are now due in any jurisdiction have been filed; all taxes, assessments, fees and other governmental charges upon Borrower, each Subsidiary, or upon any of its respective properties, incomes or franchises, which are due and payable have been paid, or adequate reserve has been provided, in Borrower's financial statements, for payment thereof.

      6.13. Licenses, Trademarks, etc. Each of Borrower and its Active Subsidiaries has all patents, licenses, trademarks, trademark rights, trade names, trade name rights, copyrights, permits and franchises which are required in order for it to conduct its business and to operate its properties as now or proposed to be conducted without known conflict with the rights of others.

      6.14. Burdensome Agreement. Neither Borrower nor any Active Subsidiary is a party to any unusual or unduly burdensome agreement or undertaking, nor is it subject to any unusual or unduly burdensome court order, court writ, injunction or decree of any court or governmental instrumentality, domestic or foreign, which materially and adversely affects its business or property, assets, operations or condition, financial or otherwise.

      6.15. Title and Lien. Except for Permitted Liens, the real property and all other property and assets of Borrower reflected in the audited consolidated financial statement of Borrower dated December 31, 2000, referenced in Section 6.8, are free from all liens, charges, security interests and encumbrances of any nature whatsoever; and, except as aforesaid, Borrower has a good and marketable title in fee simple to all such real property and good and marketable title to all other such property and assets, except those disposed of in the ordinary course of business.

      6.16. Existing Defaults. Neither Borrower nor any Active Subsidiary is in default under any material term of any mortgage, indenture, deed of trust or any other material agreement to which it is a party or by which it or any of its properties may be bound. Neither Borrower nor any Active Subsidiary is in violation of any Law to which it or any of its properties is subject, other than such Laws the violation of which will not materially and adversely effect the business, operations or conditions, financial or otherwise, of Borrower.

      6.17. Other Contracts. Neither Borrower nor any Active Subsidiary is in default in any material respect under the provision of any contract or commitment with a party which does not contemplate completion of performance by either party within one year, and to the best of Borrower's knowledge, there are no facts or conditions which, with the giving of notice or passage of time (or both), would result in such a default under any provision of any such contract or commitment which would, individually or in the aggregate, materially and adversely affect the business or financial position of Borrower or such Active Subsidiary, as applicable.

      6.18. Leases. Borrower enjoys peaceful and undisturbed possession under all the leases to which it is a party or under which it is a lessee. All such leases and all leases under which Borrower is lessor are legal, valid and binding obligations of lessor and lessee and are enforceable in accordance with their terms, except as the enforceability thereof may be affected by (a) bankruptcy, insolvency or similar laws affecting the enforcement of creditor's rights generally, (b) the availability of certain equitable principles of general applicability, and (c) limitations based on statutes or on public policy limiting a Person's right to waive the benefits of statutory provisions or common law rights. No default exists under any such leases under which Borrower is lessee and Borrower is not in default under any such leases under which it is lessor.

      6.19. Fire and Explosion. Neither the business nor the properties or operations of Borrower are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance), materially and adversely affecting such business or properties or operations.

      6.20. No Default. No Default or Event of Default has occurred and is continuing.

                                    ARTICLE 7

                              AFFIRMATIVE COVENANTS

      Borrower covenants that, so long as any Obligations remain unpaid or not fully performed or any Commitment remains unused in whole or in part, unless the Required Banks shall otherwise consent in writing:

      7.1. Inspection. Borrower shall maintain, and cause each Active Subsidiary to maintain, adequate books and accounts established and admitted in accordance with GAAP, and permit Banks by their representatives and agents at least on an annual basis to inspect any of the properties, operating procedures, corporate books and financial records of Borrower and each Active Subsidiary, to examine and make copies of the books of account and other financial records of Borrower and each Active Subsidiary, and to discuss the affairs, finances and accounts of Borrower with, and to be advised of the same by, Borrower's officers at such reasonable times and intervals as Banks may designate by reasonable prior notice to Borrower.

      7.2. Proceeds. Borrower shall use the proceeds of the Loans for general corporate purposes.

      7.3. Financial Statements. Borrower will furnish to Agent and to each
Bank:

           (a) within forty-five (45) days after the close of each of the first three fiscal quarters of each fiscal year, a copy of the consolidated balance sheet of Borrower and the related statements of consolidated income of Borrower for such fiscal quarter and for the period from the beginning of the fiscal year to the end of such fiscal quarter, and the consolidated cash flow statement of Borrower from the beginning of the fiscal year to the end of such fiscal quarter, all in reasonable detail, subject to year-end audit adjustments and certified by an Authorized Officer to be complete and correct in all material respects and to fairly present the consolidated financial position of Borrower at the dates indicated and the results of its operations and cash flow for the periods indicated;

           (b) within ninety (90) days after the close of each fiscal year, (i) a copy of the annual audit report of Borrower for such fiscal year for Borrower including therein a consolidated balance sheet and related statements of consolidated income, consolidated shareholders equity, and consolidated cash flow, audited by Arthur Andersen, LLP or another independent certified public accountant acceptable to the Banks, and certified by such accountants to have been prepared in accordance with GAAP consistently applied, together with (ii) a certificate of such accounting firm, stating that in the course of the regular audit of the business of Borrower, which audit was conducted by such accounting firm in accordance with generally accepted auditing standards, such accounting firm has obtained no knowledge of an Event of Default (insofar as it pertains to accounting matters), or an event which with notice or the passage of time or both would constitute an Event of Default (insofar as it pertains to accounting matters), has occurred and is continuing, or if, in the opinion of such accounting firm, an Event of Default (insofar as it pertains to accounting matters) has occurred and is continuing, a statement as to the nature thereof;

           (c) contemporaneously with the delivery of financial statements required by Sections 7.3(a) and 7.3(b), a Compliance Certificate of an Authorized Officer stating that such officer has individually reviewed the provisions of this Agreement and has individually reviewed or supervised the review of the activities of Borrower during such year or quarterly period, as the case may be, with a view to determining whether Borrower has fulfilled all its obligations under this Agreement, and that Borrower has observed and performed each undertaking contained in the Agreement and is not in Default in the observance or performance of any of the provisions hereof or, if Borrower shall be so in Default, specifying all such Defaults and events of which such officer may have knowledge, and otherwise containing the information and certifications (including calculation of the financial covenants set forth in Section 7.11 hereof) required in the form of Compliance Certificate shown on Exhibit "A";

           (d) promptly after sending or making available or filing of the same, copies of all reports, proxy statements and financial statements that Borrower sends or makes available to its stockholders and all registration statements and reports that Borrower files with the Securities and Exchange Commission, or any material reports that Borrower files with any other governmental official, agency or authority;

           (e) as soon as possible and in any event within five (5) days after Borrower has knowledge of (i) the occurrence of a Default or an Event of Default, or (ii) any default or event of default as defined in any evidence of Debt or under any agreement, indenture or other instrument under which such Debt has been issued, whether or not such Debt is accelerated or such default waived and which default or event of default has resulted or may result in a material adverse change in Borrower's condition (financial or otherwise) or operations, a statement of an Authorized Officer setting forth details thereof, and the action which Borrower proposes to take with respect thereto;

           (f) as soon as available any written report pertaining to material items in respect to Borrower's internal control matters submitted to Borrower by independent accountants in connection with each annual or interim special audit of the financial conditions of Borrower made by Borrower's independent public accountants;

           (g) prompt written notice of any condition or event which has resulted or might result in (i) a material adverse change in Borrower's condition (financial or otherwise) or operations, or (ii) a breach of or noncompliance with any term, condition or covenant contained herein, or (iii) a material breach of or noncompliance with any term, condition or covenant of any material contract to which Borrower is a party or by which it or its property may be bound;

           (h) prompt written notice of any claims, proceedings or disputes (whether or not purportedly on behalf of Borrower) against, or to the knowledge of Borrower threatened, or affecting, Borrower or any Active Subsidiary which, if adversely determined, would have a material adverse effect on the business, properties or condition (financial or otherwise) of Borrower (without in any way limiting the foregoing, claims, proceedings or disputes involving monetary amounts in excess of Five Hundred Thousand Dollars ($500,000) not fully covered by insurance shall be deemed to be material), or any material labor controversy resulting in or threatening to result in a strike against Borrower, or any proposal by any public authority to acquire any of the material assets or business of Borrower;

           (i) promptly after receipt thereof a copy of any notice Borrower receives from the Pension Benefit Guaranty Corporation or the Internal Revenue Service with respect to any Plan; provided, however, that this Section 7.3(i) shall not apply to notices of general application promulgated by the Department of Labor, and prompt written notice if Borrower adopts or becomes liable to contribute to any Plan;

           (j) at least fifteen (15) days prior to incurring any Real Property Debt, a statement by Borrower to Agent, in form and substance satisfactory to Agent, which (i) verifies that Borrower is in compliance with Section 8.4 of this Agreement; (ii) details Borrower's calculation of such compliance; and
(iii) includes, without limitation, attachments detailing the appraisal of Borrower's property which is the subject of such Real Property Debt;

           (k) promptly upon a Subsidiary becoming an Active Subsidiary, or upon the formation or acquisition by Borrower of an Active Subsidiary, written notice of such occurrence and cause such Active Subsidiary to execute and deliver to Agent a Continuing Guaranty in the form attached hereto as Exhibit "E", together with an opinion of legal counsel to such Subsidiary as to its legal existence, and the due authorization, execution, delivery and enforceability of such Guaranty;

           (l) promptly upon the request of Agent from time to time, a pro forma budget or projections for Borrower's consolidated operations for the remainder of the fiscal year in which such request is made and the ensuing full fiscal year; and

           (m) such other financial or other information as Agent may from time to time reasonably request.

      7.4. Corporate Existence. Borrower shall preserve and maintain its corporate existence and all of its rights, privileges, and franchises necessary or desirable in the normal course of its business, and shall cause each Active Subsidiary to maintain its corporate existence and all of its rights, privileges, and franchises necessary or desirable in the normal course of its business.

      7.5. Compliance with Law. Borrower shall comply, and cause each Active Subsidiary to comply, with the requirements of all applicable Laws (including without limitation, ERISA with respect to each of Borrower's Plans) and all material agreements to which it is a party, other than such requirements or agreements with respect to which the non-compliance of Borrower or such Active Subsidiary will not materially and adversely effect the business, operations or conditions, financial or otherwise, of Borrower.

      7.6. Insurance. Borrower shall maintain and keep in force, and cause each Active Subsidiary to maintain and keep in force, insurance of the types and in amounts customarily carried in its lines of business, including but not limited to fire, public liability, property damage, workmen's compensation insurance carried by companies and in amounts satisfactory to Banks, and deliver to Banks from time to time, as Banks may request, schedules setting forth all insurance then in effect. Borrower shall maintain and keep in full force and effect property damage insurance covering Eligible Equipment, or shall require lessees of such Eligible Equipment to do so provided that Borrower maintains secondary insurance on such Eligible Equipment in amounts customarily carried on such Eligible Equipment.

      7.7. Facilities. Borrower shall keep those properties useful or necessary to its business in good repair and condition, and from time to time make necessary repairs, renewals, and replacements thereto so that its property shall be fully and efficiently preserved and maintained.

      7.8. Taxes and Other Liabilities. Borrower shall pay and discharge when due any and all indebtedness, obligations, assessments, taxes real and personal, including federal and state income taxes, except such as it may in good faith contest or as to which a bona fide dispute may arise; provided provision is made to the satisfaction of the Required Banks for prompt payment thereof in the event that it is found that the same is its obligation.

      7.9. Litigation. Borrower shall give immediate notice to Banks of: (a) any litigation or proceeding in which it is a party if any adverse decision therein would require Borrower to pay more than Five Hundred Thousand Dollars ($500,000) or require Borrower to deliver assets the value of which exceeds such sum (whether or not the claim is considered to be covered by insurance); and (b) the institution of any other suit or proceeding involving Borrower and/or any Active Subsidiary that might materially and adversely affect Borrower's operations, financial condition, property or business.

      7.10. Change of Location. Borrower shall notify Banks (30) thirty days in advance of any change in the location of any of its places of business or of the establishment of any new, or the discontinuance of any existing, place of business of Borrower or of any Active Subsidiary.

      7.11. Financial Tests. Borrower will maintain, measured quarterly on a consolidated basis as of the last day of each fiscal quarter in accordance with
GAAP:

            (a) Tangible Net Worth at all times of at least the sum of (i) One Hundred Million Dollars ($100,000,000), plus (ii) fifty percent (50%) of Borrower's Net Income (without reduction for any Net Loss) generated after June 30, 2001, plus (iii) ninety percent (90%) of the cash proceeds from the issuance of Borrower's capital stock after June 30, 2001, excluding the first Two Million Dollars ($2,000,000) of such proceeds from the exercise of stock options after June 30, 2001.

            (b) a ratio of Liabilities to Tangible Net Worth at all times of not more than 3.00 to 1.00;

            (c) a ratio of EBIT to interest expense for the period of four (4) consecutive fiscal quarters determined as of the last day of such period of at least 2.00 to 1.00; and

            (d) a ratio of Adjusted Net Income to Debt Service of at least 1.15 to 1.00.


                                    ARTICLE 8

                               NEGATIVE COVENANTS

           So long as any Obligations remain unpaid or not fully performed or any Commitment remains unused in whole or in part, unless the Required Banks shall otherwise consent to in writing, Borrower agrees that:

      8.1. Mergers/Changes. Borrower shall not change its name, change the nature of its business, sell (whether in any one transaction or a series of transactions) all or substantially all of its assets, enter into any merger, consolidation, reorganization or recapitalization, reclassify its capital stock, cease to be a publicly held company, or become a subsidiary of any other company; provided, however, that Borrower may acquire the assets or stock of another entity in a consensual, negotiated transaction with such other entity, provided that Borrower has furnished to Agent a written statement demonstrating, in reasonable detail, that after giving effect to such transaction Borrower will remain in compliance with each of the financial tests set forth in Section 7.11 and no other Event of Default will result therefrom.

      8.2. Sale of Assets. Borrower shall not sell, transfer, lease or otherwise dispose of (a "Transfer") any of its assets outside the ordinary course of its business except for (i) Transfers of assets for fair consideration in cash or a cash equivalent so long as all net proceeds of such Transfer are immediately applied to repayment of outstanding Loans, and (ii) Transfers of worn-out, obsolete or surplus property (each as determined by Borrower in its reasonable judgment).

      8.3. Liens. Borrower shall not mortgage, pledge, grant or permit to exist a Lien upon any of its assets of any kind, now owned or hereafter acquired, except for (collectively the "Permitted Liens"):

           (a) existing Liens reflected on the audited consolidated financial statement of Borrower dated December 31, 2000 furnished to Banks pursuant to
Section 6.8 hereof, or any Lien which replaces an existing Lien, provided the principal amount of the debt secured by the replacing Lien does not exceed the principal amount at the time of replacement of the existing Lien, or cover property other than the property covered by the existing Lien;

           (b) Liens of carriers, warehousemen, mechanics, landlords, materialmen, suppliers, tax, assessments, other governmental charges and other like Liens arising in the ordinary course of business securing obligations that are not incurred in connection with the obtaining of any advance or credit and which are not overdue or are being contested in good faith by appropriate proceedings, provided provision is made to the satisfaction of Agent for the eventual payment thereof in the event it is found that such obligation is payable by Borrower;

           (c) Liens arising in connection with workmen's compensation, unemployment insurance, appeal and release bonds and progress payments under government contracts;

           (d) the giving, simultaneously with or within ninety (90) days after the acquisition or construction of real property or tangible personal property, of any purchase money Lien (including vendor's rights under purchase contracts under an agreement whereby title is retained for the purpose of securing the purchase price thereof) on real property or tangible personal property hereafter acquired or constructed and not heretofore owned by Borrower, or the acquiring hereafter of real property or personal tangible property not heretofore owned by Borrower subject to any then existing Lien (whether or not assumed); provided, however, that in each such case such Lien is limited to such acquired or constructed real or tangible personal property;

           (e) judgment Liens in existence less than thirty (30) days after the entry thereof or with respect to which execution has been stayed or the payment of which is covered in full by insurance; and

           (f) Liens arising from the Real Property Debt, provided, however, that Borrower is and remains in compliance with Sections 7.3(j) and 8.4 of this Agreement.

      8.4. Indebtedness. Borrower shall not incur, create, assume, or permit to exist Debt (other than the Loans) which in the aggregate exceeds One Hundred Million Dollars ($100,000,000).

      8.5. Prepayment. Borrower shall not prepay any Debt (other than Loans), or enter into or modify any agreement as a result of which the terms of payment of the Debt are waived or modified unless such prepayment or modification will have no material adverse affect on the condition (financial or otherwise) or operations of Borrower.

      8.6 Transaction with Affiliates. Borrower shall not, directly or indirectly, enter into any transaction with or for the benefit of an Affiliate on terms more favorable to the Affiliate than would have been obtainable in arms' length dealings.

      8.7. Misrepresentations. Borrower shall not furnish Agent or any Bank any certificate or other document that will contain any untrue statement of material fact or that will omit to state a material fact necessary to make it not misleading in light of the circumstances under which it was furnished.

      8.8. Regulations. Borrower shall not directly or indirectly apply any part of the proceeds of the Loans to the purchasing or carrying of any "margin stock" within the meaning of Regulation U of the Federal Reserve Board, or any regulations, interpretations or rulings thereunder.

      8.9. Partnerships. Borrower shall not be, or permit or cause any Active Subsidiary to be, a general or limited partner in any partnership or a joint venturer in any joint venture without the written consent of the Required Banks.


                                    ARTICLE 9

                                EVENTS OF DEFAULT

      9.1. Events of Default. The occurrence of any of the following events shall constitute an Event of Default:

           (a) Borrower fails to pay any installment of principal (including without limitation any mandatory prepayment pursuant to Section 3.4) when due, or any installment of interest or a Commitment Fee within five (5) calendar days after the date payable hereunder;

           (b) Borrower fails to observe or perform any material, term, covenant, obligation or agreement to be observed or performed by it under this Agreement or any Loan Documents when required to be observed or performed and
(i) such failure shall continue for ten (10) calendar days after notice to Borrower from Agent of such failure or (ii) such failure shall continue for fifteen (15) calendar days after Agent is notified of such failure by Borrower; or any Active Subsidiary revokes or terminates its Continuing Guaranty.

           (c) a default shall occur as defined in any evidence of Debt by Borrower or any Active Subsidiary or under any indenture, agreement or other instrument under which the same may be issued, or any event upon any occurrence of which any holder or holders of the Debt outstanding thereunder may declare the same due and payable before its stated maturity, and which default (i) shall continue for a period of ten (10) calendar days after notice thereof and (ii) in the reasonable opinion of the Required Banks, has resulted or may result in a material adverse change in Borrower's condition (financial or otherwise) or operations, provided, however, that such default shall not be considered an Event of Default hereunder when the amount thereof is being contested in good faith by appropriate proceedings with adequate reserves therefor being set aside by Borrower;

           (d) any certified or audited financial statement, representation, warranty or certificate made or furnished by Borrower to Agent or any Bank in connection with this Agreement, or as inducement to Banks to enter into this Agreement, or in any separate statement or document to be delivered hereunder to Banks, shall be materially false, incorrect, or incomplete when made;

           (e) Borrower shall suffer one or more final judgments for payment of money aggregating in excess of Five Hundred Thousand Dollars ($500,000) in any one (1) year period and shall not discharge the same within a period of thirty
(30) days unless, pending further proceedings, execution has not been commenced or, if commenced, has been effectively stayed;

           (f) Borrower or any Active Subsidiary shall: (i) have an order for relief entered with respect to it under the Federal Bankruptcy Code; (ii) not pay, or admit in writing its inability to pay, its debts generally as they become due; (iii) make an assignment for the benefit of creditors; (iv) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any substantial part of its property; (v) institute any proceeding seeking an order for relief under the Federal Bankruptcy Code or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it; (vi) take any corporate action to authorize or affect any of the foregoing actions set forth in this
Section 9.1(f); or (vii) fail to contest in good faith any appointment or proceeding described in Section 9.1(g);

           (g) without the application, approval or consent of Borrower or any Active Subsidiary, a receiver, trustee, examiner, liquidator or similar official shall be appointed for Borrower or any Active Subsidiary, or any substantial part of its respective property, or a proceeding described in Section 9.1(f) shall be instituted against Borrower or any Active Subsidiary and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of thirty (30) consecutive days;

           (h) at any time Borrower or any Active Subsidiary has a Plan and any Reportable Event occurs, as defined in ERISA, which creates or results in a liability in excess of Five Hundred Thousand Dollars ($500,000) for which Borrower or any Active Subsidiary is or may become obligated to pay, and such liability continues to exist for thirty (30) consecutive days;

           (i) the Required Banks shall have reasonably determined in good faith (which determination, if made reasonably and in good faith, shall be final and conclusive and shall be binding upon the parties to this Agreement) that one or more conditions exist or events have occurred which might indicate, or result in, a material adverse change in the operations, business, property or assets or in the condition (financial or otherwise) of Borrower, or in the ability of Borrower or any Active Subsidiary to meet in the normal course of business its obligations under this Agreement, the Notes or, in the case of an Active Subsidiary, its Guaranty, and such conditions or events continue for a period of ten (10) calendar days following notice.

      9.2. Acceleration. If any Event of Default described in Section 9.1(f) or 9.1(g) shall occur and be continuing, the obligations of Banks to make Loans hereunder shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of Agent or any Bank. If any other Event of Default shall occur and be continuing, the Required Banks may (and at the direction of the Required Banks, Agent shall) terminate or suspend the obligations of Banks to make Loans hereunder, or declare the obligations to be due and payable, or both, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of dishonor of any kind, as such terms are defined in Division 3 of the California Commercial Code, all of which Borrower hereby expressly waives. Agent shall give Borrower prompt notice of any termination or suspension of its obligations or acceleration of Borrower's Obligations hereunder. After any acceleration, Banks shall have, in addition to the rights and remedies given to them by this Agreement and the Notes, all those allowed by all Applicable Laws.


                                   ARTICLE 10

                                      AGENT

      10.1. Appointment; Powers. Each Bank hereby irrevocably appoints and authorizes Agent to act as its agent under the Loan Documents and authorizes Agent to take such actions on Bank's behalf and to exercise such powers under the Loan Documents as are specifically delegated to Agent by the terms thereof, together with such powers as are reasonably incidental thereto. Agent agrees to act as such upon the express conditions contained in this Article 10. Agent shall have no duties or responsibilities except those expressly set forth in the Loan Documents, may perform such duties by or through its agent or employees and shall not by reason of the Loan Documents have a fiduciary relationship with any Bank. The provisions of this Article 10 are solely for the benefit of Agent and Banks; and Borrower shall not have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement, Agent shall act solely as agent of Banks, and does not assume and shall not be deemed to have assumed any obligations towards or relationship of agency or trust with or for Borrower.

      10.2. Agent as Bank. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon Agent in its individual capacity. With respect to its Commitments and the Loans made by it, Agent shall have the same rights and powers under the Loan Documents as any Bank and may exercise the same as though it were not Agent, and the term "Bank" or "Banks" shall, unless the context otherwise indicates, include Agent in its capacity as a Bank hereunder. Agent and any Bank and their respective Affiliates may accept deposits from, lend money to (including loans which may be repaid by Loans under this Agreement), and generally engage in any kind of business with Borrower or any of its Affiliates as if it were not Agent or a Bank and without any duty to account therefor to the other parties to this Agreement.

      10.3. Independent Credit Analysis. Each Bank represents and warrants that
(a) it has, independently and without reliance upon Agent, any other Bank, or the directors, officers, agents, or employees of Agent or of any other Bank, and instead in reliance upon information supplied to it by or on behalf of Borrower, and upon such other information as it has deemed appropriate, made its own independent investigation of the financial condition and affairs of Borrower and its own independent credit analysis and decision to enter into this Agreement, and (b) it shall independently and without reliance upon Agent, any other Bank, or the directors, officers, agents or employees of Agent, or of any other Bank, continue to make its own independent credit analyses and decisions in acting or not acting under the Loan Documents. Agent shall not have any duty or responsibility to make any such investigation or appraisal on behalf of Banks or provide any Bank with any credit or other information concerning the affairs, financial condition or business of Borrower which may at any time come into the possession of Agent or any of its Affiliates, unless such information shall have been delivered to Agent in writing (i) with directions to deliver the same to Banks or (ii) in satisfaction of a specific requirement of this Agreement.

      10.4. General Immunity. Neither Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under any of the Loan Documents or in connection therewith, unless caused by its or their gross negligence or willful misconduct. Without limiting the generality of the foregoing, Agent:

           (a) shall not be responsible to any Bank for any recitals, statements, warranties or representations in the Loan Documents or in any written or oral statement or in any financial or other statements, agreements, instruments, reports, certificates or other documents relative thereto or for the financial condition of Borrower;

           (b) shall not be responsible for the authenticity, accuracy, completeness, value, validity, effectiveness, due execution, legality, genuineness, enforceability or sufficiency of the Loan Documents or any other agreements or any assignments, certificates, requests, financial statements, notice schedules or any opinions of counsel executed and delivered pursuant thereto;

           (c) shall not be bound to ascertain or inquire as to the performance or observance of any of the terms, provisions, agreements, covenants or conditions contained in the Loan Documents on the part of Borrower, or any of the terms of any such agreement by any party thereto or as to the use of the proceeds of the Loans and shall have no duty to inspect the property (including the books and records) of Borrower;

           (d) shall incur no liability under or in respect of the Loan Documents or any other document by acting upon any notice, consent, certificate or other instrument or writing believed by Agent in good faith to be genuine and signed or sent by the proper party;

           (e) may consult with legal counsel (including counsel for Borrower), independent public accountants and other experts selected by Agent and shall not be liable for any action taken or omitted to be taken in good faith in accordance with the advice of such counsel, accountants or experts; and

           (f) subject to the provisions of Section 10.6(c), (i) Agent may act or refrain from acting under the Loan Documents in accordance with the instructions of the Required Banks or Banks, where appropriate in accordance with the terms of the Loan Documents, (ii) Agent shall be entitled to refrain from exercising any power, discretion or authority vested in it under any Loan Document unless and until it has obtained the instructions of Required Banks, where appropriate in accordance with the terms of the Loan Documents, or Banks, and (iii) no Bank shall have any right of action against Agent for acting or refraining from acting in accordance with this Section 10.4(f).

      10.5. Right to Indemnity. Agent shall be fully justified in failing or refusing to take any action under the Loan Documents unless it shall first be indemnified (upon requesting such indemnification) to its satisfaction by Banks (in accordance with each Bank's Pro Rata Share, determined in each case as of the date on which the event giving rise to the claim for indemnification arose) against any and all liability and expense which it may incur by reason of taking or continuing to take any such action. Each Bank severally agrees to indemnify Agent (to the extent not reimbursed under Section 11.5), in the amount of its Pro Rata Share (determined as aforesaid) for any and all liabilities, obligations, losses, damages, penalties, actions judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against Agent in any way relating to or arising out of the Loan Documents or the transactions contemplated thereby, or the enforcement of any of the terms thereof or of any other documents, provided no such liability, obligation, loss, damage, penalty, action, judgment, suit, claim, cost, expense or disbursement results from Agent's gross negligence or willful misconduct. Each Bank agrees to reimburse Agent in the amount of its Pro Rata Share of any out-of-pocket expenses and costs, including, without limitation, attorneys' fees, incurred for the benefit of Banks and not reimbursed by Borrower pursuant to Section 11.5 of this Agreement. Nothing contained herein shall release Borrower from any obligations to make payments to Agent pursuant to Section 3.8.

      10.6. Action by Agent

           (a) Actual Knowledge. Agent may assume that no Default or Event of Default has occurred and is continuing, unless Agent has actual knowledge of the Default or Event of Default, has received notice from Borrower, its counsel or its independent certified public accountants stating the nature of the Default or Event of Default, or has received notice from a Bank stating the nature of the Default or Event of Default and that Bank considers the Default or Event of Default to have occurred and be continuing.

           (b) Agent; Obligations. Agent has only those obligations under the Loan Documents that are expressly set forth therein. Without limitation on the foregoing, Agent shall have no duty to inspect any property of Borrower, although Agent may in its discretion periodically inspect the property from time to time.

           (c) Discretion to Act. Except for any obligation expressly set forth in the Loan Documents and as long as Agent may assume that Default or Event of Default has occurred and is continuing, Agent may, but shall not be required to, exercise its discretion to act or not act, except that Agent shall be required to act or not act upon the instructions of the Required Banks (or of all Banks in any circumstances governed by the provisions of Section 11.1 of this Agreement) and those instructions shall be binding upon Agent, all Banks, and all holders of the Notes; provided, that Agent shall not be required to act or not act if to do so would be contrary to any Loan Document or to Applicable Law.

           (d) Action Upon Instructions. If Agent has knowledge (as provided in
Section 10.6(a)) that a Default or Event of Default has occurred and is continuing, Agent shall give notice thereof to Banks and shall act or refrain from acting upon the instructions of the Required Banks, where appropriate in accordance with the terms of this Agreement, or Banks; or provided that Agent shall not be required to act or not act if to do so would be contrary to any Loan Document or to Applicable Law. If the Required Banks or Banks, as the case may be, entitled to instruct Agent fail, for fifteen (15) Business Days after the giving of notice by Agent, to instruct Agent, then Agent in its discretion may act or not act as it deems advisable for the protection of the interests of Banks.

      10.7. Payee of Note Treated as Owner. Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof shall have been filed with Agent. Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the payee of any Note or the holder of any Note (if Agent has received written notice of the assignment or transfer thereof) shall be conclusive and binding on any subsequent holder, transferee or assignee of that Note or of any Note or Notes issued in exchange therefor.

      10.8. Agent's Resignation. Agent may resign at any time by giving at least ninety (90) days' prior written notice of its intention to do so to each Bank and to Borrower. Such resignation shall become effective upon the appointment by Borrower, with the consent of the Required Banks, which consent shall not be unreasonably withheld, of a successor Agent which is a Bank; provided that upon the occurrence and continuance of an Event of Default, the Required Banks shall appoint such successor without the consent of Borrower. Upon the acceptance of any appointment as an Agent hereunder by a successor Agent, that successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement. After any resigning Agent's resignation hereunder as Agent, the provisions of this Article 10 shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent hereunder. Upon such appointment, the term "Agent" shall for all purposes of this Agreement thereafter mean such successor.

      10.9 IRS Withholding Representation. Each Bank represents and warrants that it is entitled to receive any payments hereunder without the withholding of any tax and will furnish to Agent such forms, certifications, statements and other documents as Agent may request from time to time to evidence such Bank's exemption from the withholding of any tax imposed by any jurisdiction or to enable Agent to comply with any applicable laws or regulations relating thereto.

           Without limiting the effect of the foregoing, if any Bank is not created or organized under the laws of the United States or any state thereof, such Bank further represents and warrants that it is engaged in the conduct of a business within the United States and that the payments made hereunder are or are reasonably expected to be effectively connected with the conduct of that trade or business and are or will be includible in its gross income or, if Bank is not engaged in a U.S. trade or business with which such payments are effectively connected, that such Bank is entitled to the benefits of a tax convention which exempts the income from U.S. withholding tax and that it has satisfied all requirements to qualify for the exemption from tax.

           Each Bank agrees that it will, immediately upon the request of Agent, furnish to Agent Form 4224 or Form 1001 of the Internal Revenue Service, or such other forms, certifications, statements or documents, duly executed and completed by such Bank as evidence of its exemption from the withholding of U.S. tax with respect thereto. If any Bank determines that, as a result of any change in applicable law, regulation, or treaty or in any official application or interpretation thereof, it ceases to qualify for exemption from any tax imposed by any jurisdiction with respect to payments made hereunder, such Bank shall promptly notify Agent of such fact and Agent may, but shall not be required to withhold the amount of any such applicable tax from amounts paid to such Bank hereunder. Agent shall not be obligated to make any payments hereunder to such Bank in respect of its Loans until such Bank shall have furnished to Agent the requested form, certification, statement or document and may withhold the amount of such applicable tax from amounts paid to Bank hereunder.

           Each Bank shall reimburse, indemnify and hold Agent harmless for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed upon, incurred by or asserted against Agent due to its reliance upon the representation hereby made that such Bank is exempt from withholding of tax. Unless Agent receives written notice to the contrary, each Bank shall be deemed to have made the representations contained in this Section and in each subsequent tax year of such Bank.


                                   ARTICLE 11

                                  MISCELLANEOUS

      11.1. Amendments. Subject to the provisions of this Article 11 and except as otherwise provided in any Loan Document, the Required Banks (or the Agent with the consent in writing of the Required Banks) and the Borrower, may enter into agreements supplemental hereto or thereto for the purpose of adding to or modifying any provisions of the Loan Documents or changing in any manner the rights of the Banks or of the Borrower, as the case may be, hereunder or thereunder or waiving any Default or Event of Default hereunder or thereunder; provided, however, that no such supplemental agreement shall, without the written consent of all the Banks:

           (a) Extend the maturity of any Loan or Note, reduce the principal amount thereof, reduce the rate, or extend the time of payment of interest or fees thereon.

           (b) Change the percentage specified in the definition of Required Banks.

           (c) Extend the Termination Date, or reduce the amount or extend the payment date for, the mandatory payments, or increase the Pro Rata Share of any Bank or amount of the Commitment of any Bank hereunder, or permit the Borrower to assign its rights under this Agreement.

           (d) Amend this Section 11.1.

           (e) Modify the definition of either Borrowing Base or Adjusted Borrowing Base, or modify or delete the reference to the Adjusted Borrowing Base in the definition of Commitment.

No amendment of any provision of this Agreement relating to the Agent shall be effective without the written consent of the Agent. The Agent may amend or waive payment of the fee required under Section 3.8 without obtaining the consent of any of the Banks.

      11.2. Preservation of Rights. No delay or omission of the Agent or any Bank to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or Event of Default or an acquiescence therein, and the making of a Loan notwithstanding the existence of a Default or Event of default or the inability of the Borrower to satisfy the conditions precedent to such Loan shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Banks required pursuant to Section 11.1, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Banks until the Obligations have been paid in full.

      11.3. Setoff. In addition to, and without limitation of, any rights of the Banks under applicable Law, if the Borrower becomes insolvent, however evidenced, or any Default or Event of Default occurs, any indebtedness from any Bank to the Borrower (including all account balances, whether provisional or final and whether or not collected or available) may be offset and applied toward the payment of the Obligations owing to such Bank, whether or not the Obligations, or any part hereof, shall then be due.

      11.4. Ratable Payments. If any Bank, whether by setoff or otherwise, has payment made to it upon its Loans in a greater proportion than that received by any other Bank, such Bank agrees, promptly upon demand, to purchase a portion of the Loans held by the other Banks so that after such purchase each Bank will hold its ratable proportion of Loans.

      11.5. Expenses. Whether or not the transactions contemplated hereby shall be consummated, Borrower agrees to promptly pay (a) all the actual and reasonable costs and expenses of preparation of this Agreement, the Notes and the other Loan Documents, and of all the costs of furnishing all opinions by counsel for Borrower (including without limitation any opinions requested by Agent as to any legal matters arising hereunder or thereunder), and of Borrower's performance of and compliance with all agreements and conditions contained herein on its part to be performed or complied with; (b) the reasonable fees, expenses and disbursements of Agent (including fees, expenses and disbursements of counsel to Agent) in connection with the administration of this Agreement, the Notes, the other Loan Documents, and the Loans hereunder, and any amendments and waivers hereto; and (c) after the occurrence of an Event of Default, all costs and expenses (including reasonable attorneys' fees and costs of settlement) incurred by Banks in enforcing any Obligations of or in collecting any payments due from Borrower hereunder or under the Notes by reason of such Event of Default or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a "work-out" or of any insolvency or bankruptcy proceeding.

      11.6. Indemnity. In addition to the payment of expenses pursuant to
Section 11.5, whether or not the transactions contemplated hereby shall be consummated, Borrower agrees to indemnify, pay and hold Banks and any holder of any Note, and the officers, directors, employees and agents of Banks and such holders (individually called an "Indemnitee" and collectively called the "Indemnitees") harmless from and against, any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for such Indemnitees in connection with any investigative, administrative or judicial proceeding, whether or not such Indemnitee shall be designated a party thereto), which may be imposed on, incurred by, or asserted against such Indemnitee, in any manner relating to or arising out of the use or intended use of the proceeds of the Loans hereunder (the "indemnified liabilities"); provided that Borrower shall have no obligation to an Indemnitee hereunder with respect to indemnified liabilities arising from the gross negligence or willful misconduct of that Indemnitee. To the extent that the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, Borrower shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all indemnified liabilities incurred by the Indemnitees or any of them.

      11.7. Survival of Representations. All representations and warranties of the Borrower contained in this Agreement shall survive delivery of the Notes and the making of the Loans herein contemplated.

      11.8. Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, no Bank shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable Law.

      11.9. Taxes. Any taxes (excluding income taxes) payable or ruled payable by Federal or State authority in respect of the Loan Documents shall be paid by the Borrower, together with interest and penalties, if any.

      11.10. Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

      11.11. Several Obligations. The respective obligations of the Banks hereunder are several and not joint and no Bank shall be the partner or agent of any other (except to the extent to which the Agent is authorized to act as such). The failure of any Bank to perform any of its obligations hereunder shall not relieve any other Bank from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns.

      11.12. Numbers of Documents. All statements, notices, closing documents, and requests hereunder shall be furnished to the Agent with sufficient counterparts so that the Agent may furnish one to each of the Banks.

      11.13 Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

      11.14. Non-Liability of Banks. The relationship between the Borrower and the Banks and the Agent shall be solely that of borrower and lender. Neither the Agent nor any Bank shall have any fiduciary responsibilities to the Borrower. Neither the Agent nor any Bank undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower's business or operations.

      11.15. Choice of Law. The Loan Documents (other than those containing a contrary express choice of law provisions) shall be construed in accordance with the internal laws (and not the law of conflicts) of the State of California, but giving effect to federal laws applicable to national banks.

      11.16. CONSENT TO JURISDICTION. THE BORROWER HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR CALIFORNIA STATE COURT SITTING IN SAN FRANCISCO IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND THE BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY

OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE AGENT OR ANY BANK TO BRING PROCEEDINGS AGAINST THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION.

      11.17. Compliance with Applicable Laws. It is not the intent of the Borrower, the Agent or the Banks to make an agreement in violation of Applicable Law. Regardless of any provision contained herein, no Bank shall be entitled to receive, collect or apply, as interest on the Loans, any amount in excess of the Maximum Amount. If any Bank ever receives, collects or applies, as interest, any such excess, such amount which would be excessive interest shall be deemed a partial repayment of principal and treated hereunder as such; and if principal is paid in full, any remaining excess shall be paid to the Borrower. In determining whether or not the interest paid or payable, under any specific contingency, exceeds the Maximum Amount, the Borrower and each Bank shall, to the maximum extent permitted under Applicable Law, (a) characterize any nonprincipal payment as an expense, fee or premium rather than as interest, (b) exclude voluntary prepayments and the effect thereof, and (c) amortize, prorate, allocate and spread in equal parts, the total amount of interest throughout the entire contemplated term of the Obligations so that the interest rate is uniform throughout the entire term of the Obligations; provided, however, that if the Loans are paid and performed in full prior to the end of the full contemplated term of the Obligations, and if the interest received for the actual period of existence thereof exceeds the Maximum Amount, each Bank shall refund to the Borrower the amount of such excess or credit the amount of such excess against the total principal amount of the Loans owing, and, in such event, each Bank shall not be subject to any penalties provided by Applicable Law for contracting for, charging or receiving interest in excess of the Maximum Amount. This
Section 11.17 shall control every other provision of all agreements pertaining to the transactions contemplated by or contained in the Transaction Documents.

      11.18. Confidentiality. Agent and each Bank agrees to hold any information which it may receive from Borrower pursuant to this Agreement in confidence, and further agrees not to disclose any such information to any Person or to use any such information for any purpose other than in connection with this Agreement. The restrictions of this Section 11.18 shall not apply to any information which has been disseminated to the public.

           (a) Agent and each Bank agrees that, at any time that it has in its possession any of Borrower's confidential information and for not less than seventy-two (72) hours after such information is made available to the public, it will not buy or sell, or place orders to buy or sell, directly or indirectly, any securities of Borrower.

           (b) Notwithstanding the foregoing, Agent and Banks may disclose such Borrower's confidential information to other Banks or to other Bank's employees, attorneys, accountants, or other professional advisors as is necessary for Agent or such Banks to perform its obligations or protect its interests under this Agreement. Agent and each Bank shall take such steps to protect Borrower's confidential information as it does to protect its own confidential information.

           (d) Notwithstanding the foregoing, Agent and Banks may disclose such of Borrower's confidential information as each of them may be required to do so
(i) to regulatory officials, (ii) pursuant to law, regulation or legal process, or (iii) in connection with any legal proceeding to which Agent or a Bank may be a party; provided that Agent or such Bank shall have first given Borrower such written notice of its intention to so disclose Borrower's confidential information promptly after it receives notice that it is required to disclose such information.

      11.19. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of Agent, Banks and Borrower and their respective successors and assigns; provided, however, that Borrower may not assign or transfer its rights or obligations under this Agreement without the prior written consent of the Banks.

      11.20. Assignments; Participations.

             (a) Subject to the provisions of subsection 11.20(h), each Bank may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including, without limitation, all or any portion of its Pro Rata Share of the Commitments, the Loans owing to it and the Note held by it); provided, however, that (i) any such assignment (other than any assignment to an existing Bank) shall be in a minimum aggregate amount of $5,000,000 (or, if less, the remaining amount of the Commitment being assigned by such Bank) of the Commitments or an integral multiple of $1,000,000 in excess thereof, (ii) each such assignment shall be of a uniform, and not a varying, percentage of all rights and obligations under and in respect of the Revolving Loan facility, (iii) each such assignment shall be to an Eligible Assignee and
(iv) the parties to each such assignment shall execute and deliver to Agent, for its acceptance and recording in the Register, an assignment and acceptance in form customary and reasonably satisfactory to Agent (an "Assignment and Acceptance"), together with any Note or Notes subject to such assignment and a processing and recordation fee of $3,500. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in such Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Bank hereunder and (y) the Bank assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an

Assignment and Acceptance covering all or the remaining portion of an assigning Bank's rights and obligations under this Agreement, such Bank shall cease to be a party hereto).

             (b) By executing and delivering an Assignment and Acceptance, the Bank assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Bank makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such assigning Bank makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower or any guarantor or the performance or observance by the Borrower or any guarantor of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon Agent, such assigning Bank or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Bank.

             (c) Agent shall maintain a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Banks and each Bank's share of the Commitment, and principal amount of the Loans owing to each such Bank from time to time (the "Register"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and Borrower, Agent and the Banks may treat each Person whose name is recorded in the Register as a Bank hereunder for all purposes of this Agreement. The Register shall be available for inspection by Borrower or any Bank at any reasonable time and from time to time upon reasonable prior notice.

             (d) Upon its receipt of an Assignment and Acceptance executed by an assigning Bank and an assignee, together with any Note or Notes subject to such assignment, Agent shall (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to Borrower. Within five Business Days after its receipt of such notice, Borrower, at its own expense, shall, on request, execute and deliver to Agent in exchange for any surrendered Note or Notes a new Note to the order of such Eligible Assignee in an amount equal to the portion of the Commitment assumed by it pursuant to such Assignment and Acceptance and, if the assigning Bank has retained a portion of the Commitment hereunder, a new Note to the order of the assigning Bank in an amount equal to the portion of the Commitment retained by it hereunder. Such new Note or Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note or Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of Exhibit "D" hereto.

             (e) Each Bank may sell participations in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Pro Rata Share of the Commitment, the Loans owing to it and the Note or Notes, if any, held by it); provided, however, that (i) such Bank's obligations under this Agreement (including, without limitation, its Pro Rata Share of the Commitment) shall remain unchanged, (ii) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Bank shall remain the holder of any such Note for all purposes of this Agreement, (iv) Borrower, Agent and the other Banks shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations under this Agreement and (v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any party therefrom, except and solely to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Loans or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, postpone any date fixed for any payment of principal of, or interest on, the Loans or any fees or other amounts payable hereunder, in each case to the extent subject to such participation.

             (f) Any Bank may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 11.20, disclose to the assignee or participant or proposed assignee or participant any information relating to Borrower furnished to such Bank by or on behalf of Borrower; provided, that such assignee or participant or proposed assignee or participant agrees to maintain the confidentiality of any confidential information delivered pursuant hereto.

             (g) Notwithstanding any other provision set forth in this Agreement, any Bank may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Loans owing to it and the Note or Notes, if any, held by it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.

             (h) If any Bank (an "Assigning Bank") desires to make an assignment under subsection 11.20(a) to proposed Eligible Assignee who is not then an existing Bank or Affiliate of an existing Bank, the Assigning Bank shall first give written notice of such intention to Agent and to Borrower, including a statement of the dollar amount of Commitment proposed to be assigned by such Assigning Bank and, if known by the Assigning Bank, the name of each Person to whom the Assigning Bank proposes to make an assignment (an "Assignment Notice"). Within seven (7( Business Days after receipt by Borrower of an Assignment Notice, Borrower may deliver to the Assigning Bank a written response (a "Response") indicating (i) Borrower's objection, if any, to any proposed assignee identified in the Assignment Notice and the basis for such objection, and (ii) one or more Persons whom Borrower has selected and proposes as an Eligible Assignee in lieu of the Person(s) identified by the Assigning bank. Borrower and the Assigning Bank agree to cooperate with each other in effectuatuing an assignment to the Person(s) selected by Borrower, assuming such Person otherwise satisfies the provisions of this Section 11.20.

      11.21. Notices.

             (a) Except as otherwise expressly provided in this Agreement:

             (i) All notices, requests, demands, directions and other communications provided for hereunder or under any other Loan Document must be in writing and must be mailed, telecopied, or delivered to the appropriate party at the address set forth on the signature pages of this Agreement or, as to any party to any Loan Document, at any other address as may be designated by it in a written notice sent to all other parties to such Loan Document in accordance with this Section 11.20; and

             (ii) Any notice, request, demand, direction or other communication given by telecopier must be confirmed within 48 hours by letter mailed or delivered to the appropriate party at its respective address.

             (b) Except as otherwise expressly provided in any Loan Document, if any notice, request, demand, direction or other communication required or permitted by any Loan Document is given by mail it will be effective on the earlier of receipt or the third calendar day after deposit in the United States mail with first class or airmail postage prepaid; if given by telecopier, when sent; or if given by personal delivery, when delivered.

      11.22. Entire Agreement. The Loan Documents represent the final and entire agreement between the parties hereto and supersede all prior and contemporaneous agreements and understandings relating to the subject matter of this Agreement.

      11.23. Jury Trial. EACH PARTY TO THIS AGREEMENT HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

      IN WITNESS WHEREOF, Borrower, Agent, and Banks have caused this Agreement to be duly executed on the day and year first written at the head of this Agreement.

           BORROWER:

           McGRATH RENTCORP


           By:
                  ---------------------------------------------------
                  Thomas J. Sauer
           Title: Vice President and Chief Financial Officer

           Notice Address:

                  5700 Las Positas Road
                  Livermore, California 94550
                  Attention:  Mr. Thomas Sauer, Chief Financial Officer
                  Fax:   925-453-3200


           BANKS:

           UNION BANK OF CALIFORNIA, N.A.,
           individually and as Agent

           By:
                  ---------------------------------------------------
                  Peter  Sitov
           Title: Vice President

           Notice Address:
           --------------
                                                                 Pro Rata Share of
                 East Bay Commercial Banking Group            Commitment: $34,000,000
                 Two Walnut Creek Center                  Pro Rata Share:  28.333333332%
                 200 Pringle Avenue, Suite 260
                 Walnut Creek, CA  94596-3570
                 Attention:  Mr. Peter Sitov
                 Fax No.:  (925) 947-2424

           FIRST UNION NATIONAL BANK

           By:
                   ------------------------------
                   Dawn P. Weiss
           Title:  Vice President

           Notice Address:
           --------------
                                                                 Pro Rata Share of
                 Business and Consumer Services              Commitment: $26,000,000
                 One First Union Center                   Pro Rata Share:  21.666666667%
                 301 South College Street, DC-5
                 Charlotte, NC 28288-0760
                 Attention:  Dawn P. Weiss, Director, Underwriting
                 Fax No.:  (704) 383-7611


           BANK OF AMERICA, N.A.

           By:
                   -----------------------------
                   Lisa M. Thomas
           Title:  Senior Vice President

           Notice Address:
           --------------
                 Bay Area Commercial Banking Group              Pro Rata Share of
                 345 Montgomery Street, Concourse Level      Commitment: $20,000,000
                 San Francisco, CA  94104                 Pro Rata Share:  16.666666667%
                 Attention:  Lisa M. Thomas, Sr. V.P.
                 Fax No.:  (415) 622-1878


           COMERICA BANK - CALIFORNIA.

           By: __________________________________
           Name:  _______________________________
           Title: _______________________________

           Notice Address:
           --------------
                                                                 Pro Rata Share of
                 1331 N. California Boulevard, Suite 400     Commitment: $20,000,000
                 Walnut Creek, CA  94596                  Pro Rata Share:  16.666666667%
                 Attention:  R. Michael Law, V.P.
                 Fax No.:  (925) 941-1970
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           WELLS FARGO BANK, N.A.

           By: __________________________________
           Name:  _______________________________
           Title: _______________________________

           Notice Address:
           --------------
                                                                Pro Rata Share of
                 1200 Concord Avenue                         Commitment: $20,000,000
                 Concord, CA 94520                        Pro Rata Share:  16.666666667%
                 Attention: Robert Neubauer, V.P.
                 Fax No.: (925) 682-7347
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